Exhibit 99.1

Forty Seven Inc. Reports Second Quarter 2018 Financial Results and Recent Business Highlights

-- Presented Preliminary Data from Three Clinical Trials of 5F9 as a Monotherapy and Combination Agent --

-- Granted Fast Track Designation from the U.S. Food and Drug Administration for 5F9 in Diffuse Large B-Cell Lymphoma and Follicular Lymphoma –

-- Dosed First Patient in Phase 1b Clinical Trial Evaluating 5F9 in Combination with PD-L1 Inhibitor in Ovarian Cancer --

-- Strengthened Company Leadership, Appointing Ian T. Clark to Board of Directors and Ann D. Rhoads as Chief Financial Officer --

-- Successfully Completed Initial Public Offering, Raising $129.4 Million in Gross Proceeds --

MENLO PARK, Calif. August 13, 2018 – Forty Seven Inc. (NASDAQ:FTSV), a clinical-stage, immuno-oncology company focused on developing therapies to activate macrophages in the fight against cancer, today reported financial results and provided a business update for the second quarter ended June 30, 2018.

“The second quarter was a period of significant growth for Forty Seven, marked by our maturation into a publicly-traded company and the presentation of preliminary data from three clinical trials of 5F9, our leading monoclonal antibody against CD47,”  said Mark McCamish, M.D., Ph.D., President and Chief Executive Officer of Forty Seven, Inc. “Based on our early clinical experience with 5F9, we believe that harnessing macrophages in the fight against cancer may offer patients with difficult-to-treat solid and hematological tumors a new therapeutic option, with potential both as a single agent and in combination with approved tumor targeting antibodies and checkpoint inhibitors.  We look forward to advancing our six ongoing studies of 5F9 toward multiple data readouts in 2019 and to broadening our investigative reach with the initiation of new trials, which we believe will allow us to fully explore 5F9’s potential across a range of tumor types and treatment modalities.”

Second Quarter and Recent Business Highlights:

Pipeline:

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In June 2018, Forty Seven presented preliminary data from three separate clinical trials evaluating 5F9 in patients with solid and hematological tumors. In these trials, 5F9 was safe and generally well-tolerated at all doses, with on-target anemia successfully mitigated by Forty Seven’s proprietary priming and maintenance dose regimen:

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At the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois, Forty Seven presented proof-of-concept data from the first 22 patients in an ongoing Phase 1/2b trial evaluating 5F9 in combination with rituximab in patients with relapsed/refractory non-Hodgkin lymphoma (r/r NHL), including diffuse large B-cell lymphoma (DLBCL) and follicular lymphoma (FL). Forty Seven subsequently shared updated data from 30 patients in this trial, which showed an objective response rate of 47% and a complete response rate of 33%.  Median duration of response was not reached with over six and eight months median follow-up in DLBCL and FL, respectively.

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Also at ASCO, Forty Seven presented data from a Phase 1 pharmacokinetic and pharmacodynamic trial of single-agent 5F9 in patients with advanced solid tumors. Data demonstrated preliminary evidence of anti-tumor activity, including two confirmed partial responses in patients with ovarian cancer.

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At the 23rd Congress of the European Hematology Association (EHA) in Stockholm, Sweden, Forty Seven presented preliminary data from an ongoing Phase 1 clinical trial of monotherapy 5F9 in patients with relapsed/refractory acute myeloid leukemia. The data showed encouraging biologic activity, which supports continued evaluation of 5F9 in combination studies with azacitidine and atezolizumab.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

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In June 2018, Forty Seven and its partner, Merck KGaA,  dosed the first patient in a Phase 1b clinical trial evaluating 5F9 in combination with avelumab, Merck KGaA’s PD-L1 checkpoint inhibitor. The open-label, multicenter trial is designed to determine safety, tolerability and anti-tumor activity of the combination of 5F9 and avelumab in patients with ovarian cancer.

•	In May 2018, Forty Seven announced that the U.S. Food and Drug Administration granted two Fast Track designations to 5F9 for the treatment of r/r DLBCL and FL, two forms of B-cell NHL.

Corporate:

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In July 2018, Forty Seven signed a settlement and license agreement with Synthon Biopharmaceuticals B.V., resolving the ongoing patent litigation and granting Forty Seven a sublicense that covers 5F9 for the treatment of cancer in combination with other antibodies. Under the terms of the agreement, Forty Seven will pay Synthon an aggregate of up to approximately $47 million, comprising an upfront payment upon grant of the sublicense and subsequent payments upon the achievement of future regulatory and commercial milestones, which comprise the significant majority of the aggregate payments. In addition, Forty Seven will pay Synthon an annual license fee and a royalty of a tiered, low single digit percentage on net sales of any approved licensed products.

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In July 2018, Forty Seven closed its initial public offering of 8,090,250 shares of common stock at a price to the public of $16.00 per share, which includes the exercise in full by the underwriters of their option to purchase additional shares of common stock. The aggregate net proceeds to Forty Seven from the offering were $116.3 million.

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In June 2018, Forty Seven entered into an asset purchase agreement with BliNK Biomedical SAS, through which the Company acquired all assets related to BliNK’s research and development program for antibodies directed against CD47. These assets consist of an anti-CD47 monoclonal antibody for potential use in non-oncology indications, in addition to certain patents and patent applications.

•	In April 2018, Forty Seven announced the appointment of Ian T. Clark to its board of directors.
•	In April 2018, Forty Seven announced the appointment of Ann D. Rhoads as chief financial officer.

Second Quarter 2018 Financial Results:

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Cash Position: As of June 30, 2018, cash, cash equivalents and short-term investments were $58.0 million, as compared to $88.1 million as of December 31, 2017.  Cash and cash equivalents as of June 30, 2018 do not include the proceeds from the Company’s initial public offering of common stock, which closed in July 2018. The Company expects that the proceeds from its initial public offering, together with its cash, cash equivalents and short-term investments as of June 30, 2018, will fund operating expenses and capital expenditure requirements into 2020.

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R&D Expenses: R&D expenses were $13.6 million for the second quarter ended June 30, 2018, as compared to $9.2 million for the same period in 2017. This increase was primarily due to continued advancement of the Company’s current clinical programs and the expansion of the Company’s preclinical and discovery efforts, partially offset by the receipt of $1.4 million in grant funding recognized under the Company’s grants from the California Institute of Regenerative Medicine and the Leukemia & Lymphoma Society

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G&A Expenses: G&A expenses were $3.4 million for the second quarter ended June 30, 2018, as compared to $1.7 million for the same period in 2017. This increase was primarily due to increased personnel costs and expenses incurred in preparation for the Company’s initial public offering.

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Net Loss: Net loss was $16.7 million for the second quarter ended June 30, 2018, or $2.52 per basic and diluted share, as compared to a net loss of $10.8 million, or $1.68 per basic and diluted share, for the same period in 2017.

About Forty Seven Inc.:

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

Forty Seven, Inc. is a clinical-stage immuno-oncology company that is developing therapies targeting cancer immune evasion pathways based on technology licensed from Stanford University. Forty Seven’s lead program, 5F9, is a monoclonal antibody against the CD47 receptor, a “don’t eat me” signal that cancer cells commandeer to avoid being ingested by macrophages. This antibody is currently being evaluated in six clinical studies in patients with solid tumors, acute myeloid leukemia, non-Hodgkin’s lymphoma and colorectal carcinoma.

Forward Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those related to the timing of Forty Seven’s clinical trials, the safety, tolerability and efficacy of 5F9 and its other anti-CD47 products, Forty Seven’s ability to fund its clinical programs, Forty Seven’s receipt of clinical data from clinical trials of 5F9 and its other anti-CD47 products, and Forty Seven’s financial outlook. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The potential product candidates that Forty Seven develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all.  In addition, clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release. Such product candidates may not be beneficial to patients or successfully commercialized. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Forty Seven's stock price. Additional information concerning these and other risk factors affecting Forty Seven's business can be found in the prospectus dated June 27, 2018 filed with the Securities and Exchange Commission (SEC) on July 28, 2018 and Quarterly Report on Form 10-Q to be filed with the SEC on August 13, 2018. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Forty Seven disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

For more information please visit www.fortyseveninc.com or contact info@fortyseveninc.com.

For journalist enquiries please contact Ryan Ferrell at fortyseven@hdmz.com or phone (312) 506-5202.

For investor enquiries please contact Hannah Deresiewicz at Stern Investor Relations Inc. at hannahd@sternir.com or phone (212) 362-1200.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

Forty Seven, Inc.

Statements of Operations Data

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$13,596	$9,189	$24,749	$18,370
General and administrative	3,362	1,697	7,205	3,458
Total operating expenses	16,958	10,886	31,954	21,828
Loss from operations	(16,958)	(10,886)	(31,954)	(21,828)
Interest and other income, net	236	59	457	93
Net loss	$(16,722)	$(10,827)	$(31,497)	$(21,735)
Net loss per share, basic and diluted	$(2.52)	$(1.68)	$(4.76)	$(3.39)
Shares used in computing net loss per share, basic and diluted (1)	6,636,862	6,431,534	6,618,736	6,404,423

(1) The shares outstanding for the three and six months ended June 30, 2018 exclude the common stock issued upon the completion of the Company's Initial Public Offering and the conversion of all outstanding shares of convertible preferred stock into shares of common stock in July 2018.

Forty Seven, Inc.

Selected Balance Sheet Data

(in thousands)

	As of June 30, 2018		As of December 31, 2017
	Actual	Pro Forma (a)	Actual

Cash, cash equivalents and short-term investments	$58,007	$174,325	$88,111
Working capital	47,360	47,360	81,289
Total assets	68,095	180,348	95,465
Total liabilities	14,828	14,828	12,003
Total stockholders’ equity (deficit)	(96,130)	165,520	83,462

(2) Represents the unaudited pro forma Balance Sheet data as of June 30, 2018 and has been prepared assuming (a) the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock up the completion of the Initial Public Offering, and (b) the issuance of common shares in the Initial Public Offering including the exercise of the underwriter's over-allotment option.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States